Exhibit 99.1

Fusemachines Closes Up to $10.66 Million Investment at $4.20 per Share for Growth Capital from Existing Investor Meteora Capital

$2.5 Million Convertible Note at a Fixed $4.20 Conversion Price Without Resets, Combined with Cash-Exercise Warrants at a Fixed $4.20 Exercise Price Without Resets, Could Generate Up to $10.66 Million for Growth

NEW YORK, NY – August 4, 2026 – Fusemachines Inc. (NASDAQ: FUSE), a leading provider of enterprise AI products and services, today announced that existing investor Meteora Capital has made an additional $2.5 million strategic investment in the Company through a convertible note with a fixed conversion price of $4.20 per share, together with 2.05 million warrants exercisable at a fixed exercise price of $4.20 per share.

The financing reflects Meteora Capital’s continued confidence in Fusemachines’ long-term strategy and the Company’s vision for transforming enterprise workflows through Agentic AI. The investment was structured with a deep out-of-the-money fixed conversion price and warrant exercise price of $4.20 per share, underscoring a long-term investment approach rather than a financing tied to short-term stock price movements.

Importantly, both the convertible note and the warrants feature fixed pricing with no conversion price resets, ratchets, floating-price mechanisms or other toxic adjustment provisions, providing shareholders with a transparent and straightforward capital structure.

If all 2.05 million warrants are exercised for cash, the Company could receive up to an additional $8.61 million, totaling $10.66 million in additional capital including the convertible note, providing significant funding to support future growth initiatives.

Fusemachines intends to use the net proceeds from the financing to accelerate the development and commercialization of Fusemachines’ Agentic AI platform, expand enterprise deployments, invest in product innovation, and support the Company’s continued execution of its long-term growth strategy.

“We are pleased to increase our investment in Fusemachines as our conviction in the Company’s long-term vision continues to strengthen,” said Vik Mittal, Managing Member of Meteora Capital. “We believe Agentic AI will fundamentally reshape how enterprises operate, and we see Fusemachines as well positioned to play a leading role in that transformation.”

“We are grateful for Meteora Capital’s continued confidence in Fusemachines and our long-term vision,” said Sameer Maskey, Founder and Chief Executive Officer of Fusemachines. “Having an existing institutional investor increase its investment through a financing with a fixed $4.20 conversion price and fixed $4.20 warrant exercise price is a strong vote of confidence in both our strategy and the opportunity we see ahead. This capital enables us to continue investing aggressively in our Agentic AI platform as we execute on our mission of helping enterprises transform workflows through intelligent AI agents.”

Fusemachines plans to continue expanding its leadership in Agentic AI as enterprises increasingly move from experimentation to production-scale AI deployments. The Company plans to continue investing in proprietary AI technologies, expanding its portfolio of enterprise AI agents, growing strategic customer relationships, and executing on opportunities that drive long-term shareholder value.

About Fusemachines

Founded in 2013, Fusemachines is a global provider of enterprise AI products and services, on a mission to democratize AI. Leveraging proprietary AI Studio, AI Engines and AI Agents, the company helps drive clients’ AI Enterprise Transformation, regardless of where they are in their Digital AI journeys. With offices in North America, Asia, and Latin America, Fusemachines provides a suite of enterprise AI offerings and specialty services that allow organizations of any size to implement and scale AI.

Fusemachines continues to actively pursue the mission of democratizing AI for the masses by providing high-quality AI education in underserved communities and helping organizations achieve their full potential with AI.

To learn about Fusemachines, visit www.fusemachines.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s agentic AI programs, product development initiatives, commercialization strategy, enterprise AI offerings, and expected market opportunities. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “continue,” “could,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” “would,” and similar expressions.

These forward-looking statements are based on current expectations, estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the exercise of warrants for cash and conversion of convertible notes, risks related to customer adoption and retention; the Company’s ability to develop, maintain, and enhance its products and platform; the ability of the Company’s AI solutions to deliver expected operational and business benefits; reliance on third-party platforms, partners, data, and infrastructure; competition in the markets in which the Company operates; cybersecurity, data privacy, regulatory, and intellectual property risks; and changing macroeconomic, industry, and market conditions.

Additional information regarding these and other risks and uncertainties is included in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K filed with the SEC on March 27, 2026, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made, and Fusemachines undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Media Contact:

pr@fusemachines.com

Investor Contact:

ir@fusemachines.com

+1 347 212-5075